UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 17, 2010

MILLER PETROLEUM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	033-02249-FW	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(423) 663-9457

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On May 17, 2010 we issued a press release announcing the election of David Voyticky to our board of directors. A copy of the press release is filed as Exhibit 99.1 to this report.

On May 17, 2010 we issued a press release announcing the results of our latest reserve report regarding our reserves in Alaska. Our Alaska reserves increased 48% to over $540 million using present value of future cash flows before income taxes and asset retirement obligations, discounted at 10% ("PV-10") and holding commodity prices constant throughout the lives of the properties as computed in accordance with the applicable rules of the Securities and Exchange Commission. Using present value of future cash flows before income taxes and asset retirement obligations as of April 30, 2010, discounted PV-10 and using a five year strip pricing scenario obtained from energy quotes retrieved from the April 30, 2010 as well as non-escalated costs of operations, i.e., prices and costs that were not escalated above current values ("NYMEX"), the value of our Alaska reserves had increased to over $862 million. PV-10 is a non-GAAP financial measure and should not be considered as an alternative to standardized measure of discounted future net cash flows as defined under GAAP. A copy of the press release is filed as Exhibit 99.2 to this report.

On May 17, 2010, as previously announced in a present report filed on Form 8-K on May 12, 2010, our CEO, Scott Boruff, gave a presentation at Rodman & Renshaw's Annual Global Investment Conference. The presentation is filed as Exhibit 99.3 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Petroleum, Inc. under the Securities Act or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated May 17, 2010
99.2	Press Release dated May 17, 2010
99.3	Presentation given on May 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: May 17, 2010	By: /s/ Paul W. Boyd Paul W. Boyd, Chief Financial Officer